Exhibit 99.1

Allegheny Technologies Announces Actions to Improve Future Financial Performance

PITTSBURGH--(BUSINESS WIRE)--August 24, 2016--Allegheny Technologies Incorporated (NYSE:ATI) today announced several actions to improve the Company’s future financial performance, which include the indefinite idling of the Rowley, UT titanium sponge production facility and consolidating certain titanium manufacturing operations in Albany, OR.

These actions are expected to improve ATI’s annual operating income by approximately $50 million beginning in 2017. In addition, these actions are expected to generate approximately $50 million of cash flow from lower managed working capital as titanium sponge inventory is reduced over the next several quarters.

As a result of these actions, ATI expects to record total pre-tax, non-cash impairment charges of approximately $470 million for idled facilities ($317 million after tax, or $2.96 per share), and pre-tax shutdown and idling costs of approximately $34 million ($23 million after tax, or $0.22 per share). As a result of these charges, in accordance with accounting requirements, ATI will also record approximately $183 million, or $1.71 per share, in non-cash income tax valuation allowances related to U.S. federal tax benefits. The total charges, including the tax valuation allowance, are expected to be $4.89 per share, of which $4.83 per share is expected to be recognized in the third quarter 2016 and the remainder in the fourth quarter 2016.

“We are focused and committed to return ATI to sustainable profitable growth and improve cash flow”, said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “Using a disciplined process, we continually review all of our operations and facilities from both a strategic and cost competitiveness viewpoint. These reviews take into account current and expected future market conditions, including forecasted growth in demand for our products from all end markets and assessments of global supply and demand dynamics. This disciplined process is a key part of our commitment to make the tough decisions that are required to strengthen and enhance ATI’s ability to deliver sustainable profitable growth, and create value for our customers and our shareholders over the long-term.”

As a result of this ongoing process, ATI is taking several actions to improve the profitability and enhance the competitiveness of ATI’s High Performance Materials & Components segment:

  Over the last several years significant global capacity has been added to produce titanium sponge, which is a key raw material used to produce ATI’s titanium products. In addition, demand for industrial-grade titanium products from global markets continues to be weak. As a result of these factors, titanium sponge, including aerospace quality sponge, can now be purchased from qualified global producers under long-term supply agreements at prices lower than the production costs at ATI’s titanium sponge facility in Rowley, UT.

  In support of ATI’s growing titanium products business and to ensure a reliable supply of high quality and cost effective titanium sponge, ATI has entered into long-term, cost competitive supply agreements with several leading global producers of premium-grade and standard-grade titanium sponge. The lower cost titanium sponge purchased under these supply agreements will replace the titanium sponge produced at ATI’s Rowley facility.

  As a result, ATI’s Rowley, UT titanium sponge facility will be idled by the end of 2016 resulting in impairment, shutdown and idling charges that will be included in ATI’s third quarter 2016 and fourth quarter 2016 results. The Rowley facility will be idled in a manner that allows the facility to be restarted in the future if supported by market conditions.

  To improve manufacturing efficiencies and asset utilization, ATI is consolidating certain higher cost titanium hot-working operations in Albany, OR. These actions are expected to reduce costs and improve ATI’s financial performance beginning in 2017.

“Our High Performance Materials & Components (HPMC) business is very well-positioned for profitable growth, especially in the next-generation jet engine platforms,” Harshman continued. “Our financial performance over the first six months of 2016 supports this view and we expect to see continued profitable growth in HPMC over the next several years. The actions announced today are expected to improve ATI’s operating earnings by approximately $50 million beginning in 2017.”

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.1 billion for the twelve month period ending June 30, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies
Dan Greenfield
412-394-3004